Exhibit 99.1

Contact:

Kosan Biosciences Incorporated

Robert G. Johnson, Jr., M.D., Ph.D.

Chief Executive Officer

(510) 732-8400

johnson@kosan.com

FOR IMMEDIATE RELEASE

KOSAN REPORTS 2005 FOURTH QUARTER AND YEAR END RESULTS

Announces Workforce Reduction and Provides 2006 Financial Guidance

Hayward, CA. March 2, 2006 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and year ended December 31, 2005. The Company also announced a corporate restructuring, reflecting a realignment of research priorities and corporate operations to support its clinical products and pipeline opportunities. As a result, Kosan has reduced its workforce from 119 to 80, primarily affecting research and general and administration personnel.

“This restructuring reflects our commitment to the clinical development of our Hsp90 (heat shock protein 90) inhibitor program as we anticipate moving into late-stage clinical trials, and our continued dedication to the clinical development of our epothilone program together with our partner, Roche,” said Robert G. Johnson, Jr., M.D., Ph.D., Chief Executive Officer of Kosan. “We also intend to continue to strategically invest in our in-house proprietary drug discovery efforts with the goal of advancing high-quality lead candidates into preclinical and clinical development.”

Financial Results

Total operating expenses for the quarter and year ended December 31, 2005 were $11.2 million and $44.4 million, respectively, compared to $11.1 million and $46.1 million in the same periods for the prior year. Expenses reflect Kosan’s continued investment in its Hsp90 inhibitor program. Kosan also continued the clinical development of its epothilone program in partnership with Roche in 2005. Each of these programs achieved a number of development milestones (see 2005 Product Development Highlights).

Kosan’s expenses in its self-funded Hsp90 program were higher in 2005 compared to 2004 due to increased clinical activities. These expenses were offset by lower spending in its epothilone program, including a modest reduction in clinical expenses due to the discontinuation of KOS-862 Phase II clinical trials in non-small cell lung cancer and prostate cancer. In addition, quantities of KOS-862 active pharmaceutical ingredient that were produced in 2004 were sufficient to supply clinical trials through 2005. KOS-1584 research and preclinical expenses were also less in 2005 due to the cost of Investigational New Drug application (IND) enabling studies in 2004.

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Kosan’s 2005 revenues were lower, primarily due to decreased expenses in its epothilone program, and therefore, lower expense reimbursement by Roche. Revenues were $4.0 million and $13.4 million for the quarter and year ended December 31, 2005, respectively, compared to $3.8 million and $22.9 million in the same periods in 2004, substantially all of which were generated under the Roche-Kosan global development and commercialization agreement in both periods. In addition, advancing KOS-1584 into clinical trials resulted in a change in the estimated clinical development period with Roche, which, in December 2004, extended the amortization period of the $25 million up-front payments.

Net losses for the quarter and year ended December 31, 2005 were $6.8 million and $29.6 million, or $0.23 and $1.01 per share, compared to $6.9 million and $22.1 million, or $0.24 and $0.77 per share, in the same periods for the prior year. At December 31, 2005, cash, cash equivalents and marketable securities totaled $55.1 million, compared to $83.4 million at December 31, 2004. In July 2005, Kosan secured a $35.0 million credit facility, which provides additional flexibility to its overall financing strategy as Kosan’s anticancer drug candidates advance further in the clinic. There have been no draws on the credit facility as of March 1, 2006.

2005 Product Development Highlights

Hsp90	Inhibitor Program

•	Demonstration of clinical activity of KOS-953 in combination with bortezomib (Velcade®) in patients with relapsed and relapsed refractory multiple myeloma;

•	Advancement of KOS-953 in combination with trastuzumab (Herceptin®) into a Phase II clinical trial in patients with HER2-positive metastatic breast cancer;

•	Advancement of the intravenous formulation of KOS-1022 into a Phase I clinical trial in hematologic malignancies; and

•	Opening of patient enrollment in a Phase I clinical trial of the oral formulation of KOS-1022 in advanced solid tumors.

Epothilone Program

•	Addition of a second Phase I trial with KOS-1584 in patients with solid tumors, based on favorable pharmacokinetic data from the first Phase I clinical trial; and

•	Advancement from Phase Ib into Phase II clinical evaluation of the KOS-862 and Herceptin combination therapy trial for HER2-positive metastatic breast cancer.

Others

•	Identification of KOS-2187 as a clinical candidate; and

•	Discovery of a lead molecule in Kosan’s nuclear export inhibitor cancer program.

“We gained considerable momentum in 2005, advancing our five drug product candidates into Phase I and/or Phase II clinical trials,” said Dr. Johnson. “Building on this momentum, Kosan has just initiated a Phase I combination therapy trial with intravenous KOS-1022 and Herceptin, based on the positive results of our KOS-953 and Herceptin clinical trial. Our focus for 2006 will be on high-quality execution that will allow us to advance our compounds towards registration. We will also make the important business and partnering decisions, such as seeking to license our gastrointestinal motility compound, KOS-2187, that will allow us to efficiently manage our financial resources and remain focused in oncology,” continued Dr. Johnson.

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Kosan’s Financial Outlook for 2006

Kosan provides the following financial guidance for 2006, which reflects the restructuring announced today and anticipated investment in its Hsp90 inhibitor clinical program.

•	Revenues: Kosan anticipates 2006 revenues in the range of $7 million to $9 million, consisting primarily of reimbursement by Roche for clinical expenses associated with Kosan’s epothilone program.

•	Operating Expenses: Kosan expects 2006 operating expenses in the range of $45 million to $50 million, reflecting investment in anticipated clinical trials for its Hsp90 inhibitor and epothilone programs; Kosan’s continued focus on strategic research; and the recognition of compensation expense for stock option and employee stock purchase plans under SFAS No. 123R, “Share-Based Payment.”

•	Net Loss: Kosan expects to report a net loss in 2006 in the range of $35 million to $40 million.

•	Cash and Investments: In the absence of any financing activity in 2006, Kosan would end 2006 with cash and investments in excess of $20 million, reflecting a net cash use in the range of $35 million to $40 million. Kosan anticipates that it will obtain additional capital from financing activities during 2006.

Upcoming Scientific Meetings

Kosan anticipates presenting clinical data at the following meetings in the first half of 2006:

•	2006 American Association for Cancer Research (AACR), Washington, DC April 1-5; and

•	2006 American Society of Clinical Oncology (ASCO) Annual Meeting, Atlanta, GA, June 2-6.

Upcoming Investor Meetings

Kosan expects that its management will present updated overviews of Kosan’s progress and plans at the following investor conferences in the first half of 2006, including:

•	SG Cowen 26th Annual Healthcare Conference, Boston, Massachusetts, March 6-9; and

•	CIBC Annual Biotechnology and Specialty Pharmaceuticals Conference, New York, New York, April 4-5.

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About Kosan

Kosan Biosciences is advancing two new classes of anticancer agents through clinical development. Kosan’s Hsp90 inhibitor, KOS-953, is in Phase I and II clinical trials for multiple myeloma and HER2-positive breast cancer. In addition, intravenous and oral formulations of a second-generation Hsp90 inhibitor, KOS-1022, are currently in Phase I clinical trials. Kosan is also developing KOS-862 in Phase II clinical trials in breast cancer, and a follow-on epothilone analog, KOS-1584, is in Phase I clinical trials. The epothilone program is partnered with Roche through a global development and commercialization agreement. Kosan has generated a pipeline of additional product candidates, including KOS-2187 for gastrointestinal motility. For additional information on Kosan Biosciences, please visit the company’s website at www.kosan.com.

This press release contains “forward-looking” statements, including but not limited to statements with respect to Kosan’s expected 2006 revenues, operating expenses, net loss and cash and investments, anticipated financing activities during 2006, ability to enter into additional partnering arrangements, anticipated presentations of clinical data, plans to strategically invest in drug discovery efforts, ability to advance high-quality lead candidates into preclinical and clinical development, ability to advance its compounds towards registration, ability to move its Hsp90 program into late-stage clinical trials and further development of its product candidates, including KOS-953, oral and intravenous KOS-1022, KOS-862 and KOS-1584 in the treatment of cancer. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to Kosan’s ability to obtain the capital necessary to fund its operations on acceptable terms, or at all; clinical advancement of KOS-953, oral and intravenous KOS-1022, KOS-862 and KOS-1584 and the costs of conducting clinical studies for these product candidates; Kosan’s dependence on its collaborations with Roche and the NCI for development of its product candidates; the possible determination that an earlier-stage compound, such as KOS-1022 or KOS-1584, will be more appropriate for commercial development than KOS-953 or KOS-862, respectively; Kosan’s dependence on its collaboration with Roche for most of its revenues; the possibility that Kosan may require more cash than anticipated for its operating activities; Kosan’s need to retain skilled employees and consultants and other risks detailed from time to time in Kosan’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc., and Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

FINANCIAL TABLE FOLLOWS

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Q4 Earnings – Page 5

Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$3,497	$3,417	$11,916	$20,493
Grant revenue	483	417	1,494	2,399

Total revenues	3,980	3,834	13,410	22,892
Operating expenses:
Research and development	9,939	9,544	38,400	40,175
General and administrative	1,211	1,526	6,038	5,934

Total operating expenses	11,150	11,070	44,438	46,109

Loss from operations	(7,170)	(7,236)	(31,028)	(23,217)
Net interest income	395	287	1,391	1,091

Net loss	$(6,775)	$(6,949)	$(29,637)	$(22,126)

Basic and diluted net loss per common share	$(0.23)	$(0.24)	$(1.01)	$(0.77)

Shares used in computing basic and diluted net loss per common share	29,369	29,062	29,227	28,913

Condensed Balance Sheets

(in thousands)

	December 31,
	2005	2004
	(unaudited)
Cash, cash equivalents and marketable securities	$55,126	$83,393
Total assets	$65,997	$96,613
Deferred revenue	$12,153	$15,430
Total liabilities	$24,891	$27,427
Total liabilities and stockholders’ equity	$65,997	$96,613
Shares issued and outstanding	29,372	29,096

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